Exhibit 99.1

CORELOGIC REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS
Successful Execution Against Strategic Initiatives, Productivity and Share Repurchase Highlight Strong Financial and Operational Results; 2019 Full-Year Guidance Increased

Irvine, Calif., July 24, 2019 - CoreLogic (NYSE: CLGX), a leading global provider of residential property information, insight, analytics and data-enabled solutions, today reported financial results for the quarter ended June 30, 2019. Operating and financial highlights appear below.

•
Revenues of $460 million, down $29 million, or 6%, largely reflecting the impact of a discrete revenue recognition benefit of $23 million in the prior year, and the wind-down of non-core mortgage and default technology units which decreased current period revenue $5 million.

•
Operating income of $15 million was down $75 million, or 84%, primarily reflecting the impact of lower revenues, non-cash impairment charges of $48 million, and severance charges of $6 million in connection with the transformation of the Company’s appraisal management company ("AMC").

•
Net loss from continuing operations totaled $6 million compared with net income of $59 million, reflecting lower operating income levels. Diluted EPS from continuing operations totaled $(0.07). Adjusted EPS totaled $0.82.

•
Adjusted EBITDA of $134 million, down $25 million, or 16%. The decrease is primarily due to the prior year revenue recognition benefit and the wind-down of non-core operations. Adjusted EBITDA margin was 29%.

•	Credit facility amended to extend tenor, increase borrowing capacity, and enhance certain terms.

•	Repurchased 700,000 shares or 1% of outstanding share count.

•	Full-year 2019 financial guidance increased.

“CoreLogic delivered a strong operating performance over the first six months of 2019 despite challenging market conditions in the U.S. and Australia. On a run-rate basis, after considering discrete items, revenues and profitability were essentially in line with a strong prior year comparative. We grew our insurance and international capabilities and footprint as well as expanded our real estate and valuation platform revenues. Our UWS segment had a strong first half and is well positioned for further revenue and margin growth," said Frank Martell, President and Chief Executive Officer of CoreLogic. “As market leaders, we are continuing to reinvest in our business with a focus on building upon our core capabilities in data and technology, as well as reducing run-rate costs and driving productivity gains, which we expect will be a foundation for our continued success.”

Second Quarter Financial Summary

Second quarter reported revenues totaled $460 million, down $29 million or 6%, from 2018. The year-over-year decline in revenue was driven principally by the above-referenced revenue recognition benefit of $23 million in the prior year which had no 2019 counterpart, the wind-down of non-core mortgage and default technology units which decreased revenue by $5 million, and unfavorable currency translation of $3 million. Property Intelligence & Risk Management Solutions ("PIRM") revenues rose 1% from 2018 levels to $184 million as growth in the insurance vertical and real estate solutions offset lower market volumes in Australia and currency translation. Underwriting & Workflow Solutions ("UWS") revenues totaled $279 million, down 10% from 2018. The decline in UWS revenue primarily reflects the benefit of second quarter 2018 accelerated revenue recognition resulting from the amendment of a long-term contract, lower credit services volumes, and the impact of the wind-down of non-core mortgage and default technology units.

Operating income from continuing operations totaled $15 million compared with $90 million in 2018. Lower operating income was principally driven by non-cash impairment charges of $48 million and severance of $6 million incurred in connection with the Company’s AMC transformation, the impact of the wind-down of non-core operations, and the 2018 revenue recognition benefit discussed above. Increased investment in core platforms and productivity programs as well as product, service, and information security capabilities was mitigated by productivity benefits.

Second quarter net loss from continuing operations totaled $6 million, compared with net income of $59 million, reflecting lower operating income levels discussed previously. Diluted EPS from continuing operations totaled $(0.07). Adjusted EPS totaled $0.82.

Adjusted EBITDA totaled $134 million in the second quarter compared with $159 million in the same prior year period. The year-over-year decrease in adjusted EBITDA of $25 million or 16%, resulted primarily from the discrete revenue recognition benefit of $23 million in 2018 and the impact of the wind-down of non-core mortgage and default technology units. Adjusted EBITDA margin was 29%. PIRM segment adjusted EBITDA totaled $53 million compared to $60 million in 2018 reflecting higher levels of investments in core platforms and technology as well as the impact of lower market volumes in Australia and currency translation. UWS adjusted EBITDA was $89 million, compared to $104 million for the prior year quarter. Excluding the impacts of the previously-discussed 2018 discrete revenue recognition item and the wind-down of non-core mortgage and default technology units, second quarter 2019 UWS adjusted EBITDA increased by approximately $10 million from the prior year, reflecting favorable revenue mix and productivity gains.

Liquidity and Capital Resources

In May 2019, the Company completed an amendment of its senior secured credit facility which increased borrowing capacity by more than $200 million, and extended tenor to May 2024. Following closing, the Company’s amended senior secured credit facility consisted of $1,750 million in outstanding term loans and a $750 million revolving credit facility.

At June 30, 2019, the Company had cash and cash equivalents of $82 million compared with $85 million at December 31, 2018. Total debt as of June 30, 2019 was $1,781 million compared with $1,797 million as of December 31, 2018. At June 30, 2019, the Company had available capacity on its revolving credit facility of $740 million.

Net operating cash provided by continuing operations for the twelve months ended June 30, 2019 was $327 million. Free cash flow ("FCF") for the twelve months ended June 30, 2019 totaled $207 million, which represented 45% of adjusted EBITDA.

During the second quarter of 2019, the Company completed the repurchase of 700,000 common shares, or 1% of outstanding share count, for $29 million.

Updated Financial Guidance and Assumptions

As noted above, the Company has increased its 2019 full-year guidance:

($ in millions except adjusted EPS)	July 24, 2019 Guidance Update
Revenue	$1,700 - $1,740
Adjusted EBITDA(1)	$460 - $490
Adjusted EPS(1)	$2.45 - $2.70

(1) Definition of adjusted EBITDA and adjusted EPS, as well as other non-GAAP financial measures used by management, is included in the 'Use of Non-GAAP Financial Measures' section found at the end of the release.

The updated 2019 guidance ranges provided above reflect the following updated estimates and assumptions:

•	We expect U.S. mortgage loan origination unit volumes to be flat to modestly above 2018 levels.

•	Foreign currency translation is expected to reduce reported revenues and adjusted EBITDA by approximately $15 million and $6 million, respectively.

In December 2018, the Company announced the acceleration of its AMC transformation program and the wind-down of non-core mortgage and default technology related platforms which is expected to significantly reduce UWS revenues and adjusted EBITDA in 2019. We believe these actions will expand our overall profit margins and provide for enhanced long-term organic growth trends. As of June 30, 2019, we incurred $48 million of non-cash charges relating to the impairment of certain intangible and software assets relating to our AMC business, and $6 million in severance costs. We may incur additional cash and non-cash charges (beyond those noted above in the Company’s 2019 guidance) as these programs are actioned.

In connection with the Company's previously announced 2020 adjusted EBITDA margin target of 30%, we intend to incur discrete charges of approximately $20 million over the course of 2019. For the six months ended June 30, 2019, we had incurred discrete charges of $13 million. These investments are expected to increase the operating efficiency and accelerate the transformation of certain technology and data platforms. These charges are reflected in the Company’s GAAP financial results and are excluded from adjusted EBITDA and adjusted EPS metrics which are non-GAAP measures.

Teleconference/Recast

CoreLogic management will host a live webcast and conference call on Thursday, July 25, 2019, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-800-479-1004 for U.S./Canada callers or 1-786-789-4772 for international callers using confirmation code 7619087.

A replay of the webcast will be available on the CoreLogic investor website for 10 days and also through the conference call number 1-888-203-1112 for U.S./Canada participants or 1-719-457-0820 for international participants using Conference ID 7619087.

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, acquire, and protect their homes. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to key estimates and assumptions related to updated 2019 financial guidance and assumptions thereunder, U.S. mortgage origination unit volumes, foreign currency translation impact, underlying business trends in our UWS and PIRM segments, savings expectations from reduction of run-rate costs and productivity programs, results of a planned acceleration of the AMC transformation program, and results of a planned wind-down in a certain non-core software unit. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K. These additional risks and uncertainties include but are not limited to: our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; systems interruptions that may impair the delivery of our products and services; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, technology and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments of our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release contains certain non-GAAP financial measures, such as adjusted EBITDA, adjusted EPS and FCF, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release.

The Company believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding the Company's financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; and assumes an effective tax rate of 25% and 26% for 2019 and 2018, respectively. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies.

This press release also contains certain forward-looking non-GAAP financial measures, such as adjusted EBITDA and adjusted EPS, which are provided only as supplemental information. The Company is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA and adjusted EPS to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Operating revenues	$459,538	$488,401	$877,246	$933,301
Cost of services (excluding depreciation and amortization shown below)	227,210	239,346	446,271	478,735
Selling, general and administrative expenses	122,798	112,022	251,022	226,974
Depreciation and amortization	47,106	47,347	96,325	93,487
Impairment loss	47,834	49	47,834	49
Total operating expenses	444,948	398,764	841,452	799,245
Operating income	14,590	89,637	35,794	134,056
Interest expense:
Interest income	401	224	1,379	754
Interest expense	19,582	18,987	39,285	36,679
Total interest expense, net	(19,181)	(18,763)	(37,906)	(35,925)
(Loss)/gain on investments and other, net	(2,884)	2,128	(2,150)	2,289
Tax indemnification release	(13,394)	—	(13,394)	—
(Loss)/income from continuing operations before equity in earnings/(losses) of affiliates and income taxes	(20,869)	73,002	(17,656)	100,420
(Benefit)/provision for income taxes	(15,031)	17,307	(13,973)	16,596
(Loss)/income from continuing operations before equity in earnings/(losses) of affiliates	(5,838)	55,695	(3,683)	83,824
Equity in earnings/(losses) of affiliates, net of tax	314	2,837	(108)	3,070
Net (loss)/income from continuing operations	(5,524)	58,532	(3,791)	86,894
Loss from discontinued operations, net of tax	(48)	(16)	(94)	(91)
Net (loss)/income	$(5,572)	$58,516	$(3,885)	$86,803

Basic (loss)/income per share:
Net (loss)/income from continuing operations	$(0.07)	$0.72	$(0.05)	$1.07
Loss from discontinued operations, net of tax	—	—	—	—
Net (loss)/income	$(0.07)	$0.72	$(0.05)	$1.07
Diluted (loss)/income per share:
Net (loss)/income from continuing operations	$(0.07)	$0.71	$(0.05)	$1.05
Loss from discontinued operations, net of tax	—	—	—	—
Net (loss)/income	$(0.07)	$0.71	$(0.05)	$1.05
Weighted-average common shares outstanding:
Basic	80,473	81,284	80,326	81,269
Diluted	80,473	82,440	80,326	82,685

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	June 30,	December 31,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$82,042	$85,271
Accounts receivable (less allowance for doubtful accounts of $6,567 and $5,742 as of June 30, 2019 and December 31, 2018, respectively)	279,171	242,814
Prepaid expenses and other current assets	55,923	50,136
Income tax receivable	2,996	25,299
Total current assets	420,132	403,520
Property and equipment, net	448,617	456,497
Operating lease assets	61,910	—
Goodwill, net	2,395,412	2,391,954
Other intangible assets, net	401,071	468,405
Capitalized data and database costs, net	325,060	324,049
Investment in affiliates, net	22,284	22,429
Other assets	76,026	102,136
Total assets	$4,150,512	$4,168,990
Liabilities and Equity
Current liabilities:
Accounts payable and other accrued expenses	$152,394	$166,258
Accrued salaries and benefits	67,795	84,940
Contract liabilities, current	320,580	308,959
Current portion of long-term debt	90,115	26,935
Operating lease liabilities, current	16,473	—
Total current liabilities	647,357	587,092
Long-term debt, net of current	1,667,021	1,752,241
Contract liabilities, net of current	524,650	524,069
Deferred income tax liabilities	105,364	124,968
Operating lease liabilities, net of current	80,268	—
Other liabilities	172,360	180,122
Total liabilities	3,197,020	3,168,492

Stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	$—	$—
Common stock, $0.00001 par value; 180,000 shares authorized; 80,133 and 80,092 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	146,887	160,870
Retained earnings	971,490	975,375
Accumulated other comprehensive loss	(164,886)	(135,748)
Total stockholders' equity	953,492	1,000,498
Total liabilities and equity	$4,150,512	$4,168,990

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Six Months Ended
	June 30,
(in thousands)	2019	2018
Cash flows from operating activities:
Net (loss)/income	$(3,885)	$86,803
Less: Loss from discontinued operations, net of tax	(94)	(91)
Net (loss)/income from continuing operations	(3,791)	86,894
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	96,325	93,487
Amortization of debt issuance costs	2,583	2,744
Amortization of operating lease assets	7,923	—
Impairment loss	47,834	49
Provision for bad debt and claim losses	7,577	7,480
Share-based compensation	17,755	19,799
Equity in losses/(earnings) of affiliates, net of taxes	108	(3,070)
Gain on sale of property and equipment	—	(19)
Loss on early extinguishment of debt	1,453	—
Deferred income tax	(8,291)	8,743
Loss/(gain) on investments and other, net	2,150	(2,289)
Tax indemnification release	13,394	—
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(38,845)	259
Prepaid expenses and other current assets	(6,189)	(6,075)
Accounts payable and other accrued expenses	(24,962)	(27,234)
Contract liabilities	12,329	(13,692)
Income taxes	15,890	(9,704)
Dividends received from investments in affiliates	—	775
Other assets and other liabilities	(22,649)	(9,732)
Net cash provided by operating activities - continuing operations	120,594	148,415
Net cash used in operating activities - discontinued operations	—	(4)
Total cash provided by operating activities	$120,594	$148,411
Cash flows from investing activities:
Purchases of property and equipment	$(44,714)	$(21,378)
Purchases of capitalized data and other intangible assets	(18,307)	(18,589)
Cash paid for acquisitions, net of cash acquired	(41)	(141,056)
Purchases of investments	(658)	—
Cash received from sale of business-line	1,082	—
Proceeds from sale of property and equipment	—	197
Proceeds from investments	1,157	980
Net cash used in investing activities - continuing operations	(61,481)	(179,846)
Net cash provided by investing activities - discontinued operations	—	—
Total cash used in investing activities	$(61,481)	$(179,846)
Cash flows from financing activities:
Proceeds from long-term debt	$1,770,000	$120,095
Debt issuance costs	(9,621)	—

Repayment of long-term debt	(1,789,702)	(68,898)
Proceeds from issuance of shares in connection with share-based compensation	6,559	17,566
Payment of tax withholdings related to net share settlements	(9,267)	(11,682)
Shares repurchased and retired	(29,030)	(63,322)
Contingent consideration payments subsequent to acquisitions	(600)	—
Net cash used in financing activities - continuing operations	(61,661)	(6,241)
Net cash provided by financing activities - discontinued operations	—	—
Total cash used in financing activities	$(61,661)	$(6,241)
Effect of exchange rate on cash, cash equivalents and restricted cash	26	1,379
Net change in cash, cash equivalents and restricted cash	(2,522)	(36,297)
Cash, cash equivalents and restricted cash at beginning of period	98,250	132,154
Less: Change in cash, cash equivalents and restricted cash - discontinued operations	—	(4)
Plus: Cash swept from discontinued operations	—	(4)
Cash, cash equivalents and restricted cash at end of period	$95,728	$95,857

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended June 30, 2019
(in thousands)	PIRM	UWS	CORP	ELIM	CoreLogic
Net income/(loss) from continuing operations	$19,272	$20,377	$(45,173)	$—	$(5,524)
Income taxes	—	—	(14,928)	—	(14,928)
Depreciation and amortization	26,113	13,757	7,236	—	47,106
Interest (income)/expense, net	(61)	60	19,182	—	19,181
Share-based compensation	1,538	1,634	4,691	—	7,863
Non-operating losses/(gains)	4,215	(194)	13,833	—	17,854
Efficiency investments and other	621	5,424	6,518	—	12,563
Transaction costs	1,675	—	194	—	1,869
Impairment Loss	—	47,834	—	—	47,834
Amortization of acquired intangibles included in equity in earnings of affiliates	77	—	—	—	77
Adjusted EBITDA	$53,450	$88,892	$(8,447)	$—	$133,895

	For the Three Months Ended June 30, 2018
(in thousands)	PIRM	UWS	CORP	ELIM	CoreLogic
Net income/(loss) from continuing operations	$32,295	$85,868	$(59,631)	$—	$58,532
Income taxes	—	—	18,250	—	18,250
Depreciation and amortization	25,463	16,483	5,401	—	47,347
Interest expense, net	219	79	18,465	—	18,763
Share-based compensation	1,751	2,052	7,319	—	11,122
Impairment loss	49	—	—	—	49
Non-operating gains	(2,700)	—	(72)	—	(2,772)
Efficiency investments and other	521	—	4,224	—	4,745
Transaction costs	1,747	—	827	—	2,574
Amortization of acquired intangibles included in equity in earnings of affiliates	233	—	—	—	233
Adjusted EBITDA	$59,578	$104,482	$(5,217)	$—	$158,843

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended June 30,
(Diluted income per share)	2019	2018
Net (loss)/income from continuing operations	$(0.07)	$0.71
Share-based compensation	0.10	0.13
Non-operating losses/(gains)	0.22	(0.03)
Efficiency investments and other	0.15	0.06
Impairment loss	0.59	—
Transaction costs	0.02	0.03
Depreciation and amortization of acquired software and intangibles	0.27	0.23
Income tax effect on adjustments	(0.46)	(0.13)
Adjusted EPS	$0.82	$1.00

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Twelve Months Ended June 30, 2019
Net cash provided by operating activities - continuing operations	$327,297
Purchases of property and equipment	(85,640)
Purchases of capitalized data and other intangible assets	(34,793)
Free cash flow	$206,864

Contacts

Media Contact: Chad Yoshinaka, office phone: 817-699-4572, e-mail: cyoshinaka@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com